     As filed with the Securities and Exchange Commission on March 8, 2000



                                                    Registration No. 333-30014




                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                                 PRE-EFFECTIVE
                               AMENDMENT NUMBER 1
                                     TO THE
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          CREATIVE HOST SERVICES, INC.

            (Exact name of registrant as specified in their charter)
                                   California
  (State or other jurisdiction of incorporation or organization of registrant)
                                   33-1069494
                     (I.R.S. employer identification number)

                         6335 Ferris Square, Suites G-H
                           San Diego, California 92126
                                 (619) 587-7300
               (Address, including zip code, and telephone number,
        including area code, of registrants' principal executive office)

                              Sayed Ali, President
                          Creative Host Services, Inc.
                          6335 Ferris Square, Suite G-H
                           San Diego, California 92126
                                 (619) 587-7300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:

                             Mark J. Richardson, Esq.

                             Richardson & Associates
                          1299 Ocean Avenue, Suite 900
                           Santa Monica, California 90401
                                 (310) 393-9992
                              (310) 393-2004 (fax)

                       Approximate date of commencement of
                 proposed sale to the public: From time to time
                  after the effective date of this Registration
                                   Statement.

If any of the securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X] If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. Registration No. _______.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE




                                                                        Proposed Maximum    Proposed Maximum
                   Title of Each Class of            Amount to be        Aggregate Price        Aggregate        Amount of
                 Securities to be Registered         Registered(1)          Per Share(2)     Offering Price   Registration Fee

Common Stock....................................     1,192,001                $ 10.00        $11,920,010.00      $3,146.88
Common Stock Underlying Warrants................       120,000                $ 1.375        $   165,000.00      $   43.56
Common Stock Underlying Warrants................       119,600                $ 1.48         $   177,008.00      $   46.73
Common Stock Issuable Upon Conversion of Notes..       299,427                $ 2.62         $   784,498.74      $  207.11
------------------------------------------------  ==================  =====================  ===============  ================
                                          Totals     1,731,028                    --         $13,046,516.74      $3,444.28
================================================  ==================  =====================  ===============  ================
* This fee has already been paid.




(1) This Registration Statement covers shares of the Registrant's Common Stock being registered for resale on behalf of certain Selling Securityholders, as well as shares issuable upon the exercise of Warrants issued to certain Selling Securityholders (the "Warrants), and additional shares of Common Stock as may become issuable upon conversion of the Company's outstanding 12% Secured Convertible Promissory Notes (the "Notes"). This Registration Statement registers securities to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. Pursuant to Rule 416, this Registration Statement shall be deemed to cover the additional securities to be offered or issued in connection with any such provision.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c), or reflects the Warrant exercise and Note conversion prices.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


              Subject to Completion, Dated March 8, 2000



PROSPECTUS

                          CREATIVE HOST SERVICES, INC.

                                     [LOGO]

                           1,731,028 Shares Common Stock


         This Prospectus covers 1,731,028 shares of the Common Stock, no par value (the "Common Stock") of Creative Host Services, Inc., a California corporation ("CHST") held by several individuals and entities (collectively, the "Selling Securityholders"). The shares covered by this Prospectus include 1,192,001 outstanding shares of Common Stock, up to 239,600 shares issuable upon the exercise of outstanding warrants (the "Warrants"), and up to 299,427 shares issuable upon the conversion of outstanding 12% Convertible Secured Notes, dated December 21, 1998 (the "Notes"). We will not receive any of the proceeds from the sale of securities by the Selling Securityholders.





         Our Common Stock is traded on the NASDAQ Small Cap Market under the symbol "CHST." On March 1, 2000, the last bid price and ask price for the Common Stock as reported on the NASDAQ Small Cap Market was $10.00 and $10.25, respectively.


         For a discussion of certain factors that should be considered in connection with an investment in the Company's Common Stock, see "Risk Factors" beginning on page 3.

                            -------------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
              BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

          The Selling Securityholders may from time to time sell all or a portion of the securities offered by this Prospectus in transactions in the over-the-counter market, in negotiated transactions, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling such securities directly to purchasers or through dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the securities for whom they may act as agents.

                             ADDITIONAL INFORMATION

         This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits (the "Registration Statement") which has been filed by CHST with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, you may read the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in this Prospectus are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, you may read the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act we file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information, as well as the Registration Statement and Exhibits of which this Prospectus is a part, filed by us may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following Regional Offices: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street--Suite 1400, Chicago, Illinois 60661. You may obtain copies of such material from the Commission by mail at prescribed rates. You should direct your requests to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a web site that contains reports, proxies, and information statements regarding registrants that file electronically with the Commission. The address of the web site is http://www.secgov. Our Common Stock is traded on the Nasdaq Small Cap Market. Reports and other information concerning us can also be obtained at the offices of the National Association of Security Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C., 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We hereby incorporate by reference into this Prospectus the following documents previously filed with the Commission:

          1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.

          2. The Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1999.

          3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form SB-2, dated July 22, 1997.

         All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering are deemed incorporated by reference in this Prospectus and are a part of this Prospectus from the date of the filing of such documents. See "Additional Information". Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         We will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any of the foregoing documents incorporated in this Prospectus by reference, other than exhibits to such documents not specifically incorporated by reference. Written or telephone requests should be directed to our President at our principal executive offices: Creative Host Services, Inc., 6335 Ferris Square, Suites G-H, San Diego, California, telephone number (858) 587-7300.

                                  RISK FACTORS

         Purchasing shares of Common Stock in Creative Host Services, Inc. is risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, among others.

         Forward-Looking Statements. The following cautionary statements are made pursuant to the Private Securities Litigation Reform Act of 1995 in order for CHST to avail itself of the "safe harbor" provisions of that Act. The discussions and information in this Prospectus including the documents incorporated by reference may contain both historical and forward-looking statements. To the extent that the Prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of CHST, please be advised that our actual financial condition, operating results and business performance may differ materially from that projected or estimated by us in forward-looking statements. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, general decreases in air travel, intense competition, including entry of new competitors, increased or adverse federal, state and local government regulation, inadequate capital, unexpected costs, lower revenues and net income than forecast, loss of airport concession bids or existing locations, price increases for supplies, inability to raise prices, failure to obtain new concessions, the risk of litigation and administrative proceedings involving the Company and its employees, higher than anticipated labor costs, the possible fluctuation and volatility of the Company's operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be alluded to in this Prospectus or in other reports filed by us.

         Need for Additional Capital. We may not have sufficient cash flow from our current operations to enable us to acquire and build additional locations at our historic growth rate. We may be required to raise additional capital in the future to build out capital improvements for any newly awarded concession locations. Furthermore, on December 29, 1999, we notified the Noteholder of the exercise of our right to prepay in full $1,505,000 original principal amount of outstanding 12% Secured Convertible Notes, dated December 21, 1998. The repayment date has been set as March 30, 2000, in accordance with the terms of the Note. On February 9, 2000, the Noteholder notified us that it had elected to convert $720,500 outstanding principal amount of Notes into 275,000 shares of CHST's Common Stock. On February 29, 2000, the Noteholder sold the remaining Note to several outside purchasers (collectively, the "New Noteholders"). If the New Noteholders do not convert the balance of the outstanding Note into Common Stock and we do not have sufficient cash to repay the Note plus accrued interest plus premium as required by the Note by March 30, 2000, then we would be in default on the Note. While we believe that we will have sufficient funds to repay the balance of the Note, if it is not converted, and to continue our growth, no assurance can be given that additional capital will be available on terms acceptable to us or at all. One source of additional capital is the potential proceeds from the exercise of 462,500 outstanding warrants which have an exercise price of $5.40 per share, although there is no assurance that those warrants will be exercised. We are also making a private placement of up to 500,000 shares of our Common Stock for a price of $5.00 per share pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended. Failure to secure adequate capital to bid, win, retain or service concession contracts will hinder our growth or force us to franchise valuable locations that we would otherwise prefer to operate directly. In addition, we presently utilize equipment leasing to finance some of our operations. Additional lease financing with rates acceptable to us may not be available, in which case we will be required to raise additional capital or cease our expansion program until such financing or capital is made available, if ever.

         Dependence on Airport Concession Business. We are currently dependent on the airport concession business for substantially all of our revenues. We expect such dependence to continue for the foreseeable future. The concession business is highly competitive and subject to the uncertainties of the bidding and proposal process. Sophisticated bid packages and persuasive presentations are required in order to have an opportunity to win concession contracts at airports and other public venues. While there are thousands of airport concessions nationwide, the majority of those concessions are located in the largest 125 airports. Concession business operators, such as CHST, must maintain their reputations with the various airport authorities and other government, quasi government and public agencies in order to remain eligible to win contracts. The terms and conditions of concession contracts must be carefully analyzed to ensure that they can be profitable for us. Certain of our locations have incurred and may in the future incur net operating losses. Because our concession agreements contain minimum rent guarantees, we are constrained in our ability to terminate under-performing locations. In addition, the failure of any single concession could have a material adverse impact on our reputation with airport authorities generally, and hinder our ability to renew existing concessions or secure new ones. There is no assurance that we will continue to be awarded concession contracts by airports or by any other public venue, that the concession contracts will be profitable, or that we will not lose contracts that we have been awarded.

         Concessions Subject To Set Asides and Special Requirements. Rules issued by the Federal Aviation Administration ("FAA") require a portion of airport concession contracts to be awarded to certain classes of entities or persons designated as disadvantaged business enterprises ("DBEs"). The rules do not specify the method in which the DBEs must participate, whether through owning the concession, employment or providing services. Competitors in the industry have relied on combinations of using DBE employees or vendors to meet this requirement. Prior to CHST's initial public offering in July 1997, Mr. Sayed Ali, a native of Pakistan, owned all of the Company's Common Stock, thereby satisfying FAA rules. As a result of the change in ownership resulting from the initial public offering, CHST's status as a DBE is less clear. Certain existing concession contracts designate CHST as a DBE and may have to be reaffirmed. We believe that even if Mr. Ali's current equity ownership of CHST is no longer sufficient to qualify as a DBE, we would be able to maintain all of our contracts and continue to satisfy DBE rules by hiring or contracting with minority parties or other entities qualifying as DBEs, if required. However, we have not discussed with any airport authority the possible impact of our change in status, nor have we attempted to reaffirm any existing contract. Our status as a DBE assisted us in securing concessions with several airports. We believe we can continue to secure new concessions on the basis of the products and services we offer and our industry reputation. We have secured concessions to operate 25 additional locations after our initial public offering and the resultant dilution of ownership, although we are not aware of the extent to which CHST's DBE status, or lack thereof, was a factor in the airport authorities' decisions to award such contracts to us. To the extent that our historic rate of success in securing new airport concessions was attributable to our status as a DBE, that growth rate may decline if we are not recognized as a DBE or if DBE programs are eliminated or curtailed.

         Possible Early Termination of Concessions. Certain airport authorities or airlines that operate concession locations provide in their concession agreements for the right to reacquire the concession from the concessionaire upon reimbursement of equipment and build out costs and, sometimes, a percentage of anticipated profits during the balance of the concession term. Certain of the Company's significant concession contracts, including Los Angeles International, Des Moines, Iowa, Columbia, South Carolina, Cedar Rapids, Iowa, and others, provide for such early termination. To date, we have not had any of our concessions terminated, and we have not received notice that any airport authority is contemplating the early termination of any of our concessions. No assurances can be provided, however, that these airport authorities will not exercise their contractual right to early termination of the concession contracts in the future.

          Possible Delay in Commencement of Concession Operations. The commencement of our concession operations at any airport location are subject to a number of factors which are outside our control, including construction delays and decisions by airport authorities to delay the opening of concessions. CHST has, in the past, experienced delays in commencing operations because of decisions by airport authorities. CHST's franchisee had completed capital improvements for a facility at the Denver International Airport, only to have the airport authority close the concourse when a major airline withdrew its operations from that airport. Consequently, we bear the risk that after a concession has been awarded, the completion of capital improvements or the commencement of operations at completed facilities may be delayed. Any such delay or requirement by an airport authority for us to construct facilities during peak travel periods would adversely impact our financial projections and cash flow planning, and may have a material adverse impact on our financial position.



          CHST's Liabilities and Risks Under the Note. CHST is obligated to pay the outstanding Note in accordance with its terms. The outstanding principal balance of the Note is $1,505,000, payable interest only on a monthly basis, with all principal and accrued but unpaid interest due in full on December 21, 2003. The Note also contains requirements for maintenance of coverage and cash flow ratios, as well as other restrictions. During 1999 CHST was in technical default on certain of those covenants, triggering the accrual of default interest equal to an additional 3% per annum, raising the overall interest rate on the Note during that period to 15% per annum. Restrictions in the Note also contributed to preventing us from submitting bid proposals for three airport locations that we otherwise would have sought in 1999. We do not believe that we are in technical default under the Note any longer, and we have notified the Noteholder that we intend to repay the
Note in full on March 30, 2000, as permitted under the optional redemption provisions of the Note. Furthermore, we have tendered the default interest payment to the Noteholder and are current with our payments. The Noteholder has received the default interest payment of approximately $39,000, but is claiming that we agreed to issue approximately 106,000 warrants to the Noteholder in lieu of the cash payment for default interest. The Noteholder is claiming that the warrants would entitle it to purchase our common stock at prices prevailing in October or November of 1999. We vigorously deny the Noteholder's claims and do not believe that we agreed to issue any warrants to the Noteholder. Nevertheless, there is no assurance regarding the outcome of the dispute and, if litigation results, we could incur significant costs. The Noteholder has converted $720,500 principal amount of the Note into 275,000 shares of our Common Stock, 1,050 shares of which are covered by this Prospectus, and the New Noteholders have the right to convert the remaining outstanding principal balance of the Note into shares of Common Stock at a conversion price of $2.62 per share. If the New Noteholders convert the remaining Note into Common Stock, which is covered by this Prospectus, then there will be additional free trading shares in the market, possibly causing the market price of our Common Stock to decline. If the New Noteholders do not convert, then we will be required to tender cash to the Noteholders equal to 104% of the outstanding principal balance of the remaining Note plus accrued but unpaid interest on March 30, 2000. If we do not have sufficient cash at that time to repay the remaining Note as required by our optional redemption notice, then we would be in default on the Note and possibly could be subject to operating restrictions and collection costs.



          Risks of Decline in Stock Price. The market trading price of our stock could decline or become volatile because of the eligibility of the Common Stock covered by this Prospectus to be sold in the open market. This Prospectus causes the supply of free trading shares to increase substantially. There is no assurance that the price of our stock on the NASDAQ market will not decline because of the availability of the Common Stock covered by this Prospectus for potential sale, and for other reasons. CHST may register more shares of its stock in the future, potentially increasing the supply of free trading shares and possibly exerting downward pressure on our stock price.



          Risk of Dilution Through Additional Issuances of Shares. We may issue more shares of our common or preferred stock in the future in order to raise capital and make acquisitions of other businesses. Outstanding warrants and stock options may be exercised, causing more dilution in the outstanding shares of our capital stock. We are currently offering up to 500,000 shares of our common stock at a price of $5.00 per share in a private placement to accredited investors only under Rule 506 of Regulation D promulgated under
Section 4(2) of the Securities Act of 1933, as amended. As part of the placement, we have agreed to register those shares with the Securities and Exchange Commission for free trading, subject to a minimum six month holding period required for those shares. We are also planning to file a Form S-8 registration statement with the Securities and Exchange Commission to register the shares authorized and issuable upon the exercise of stock options granted under our Stock Option Plan for officers, directors, and key employees and consultants. On October 18, 1999, we granted a total of 65,000 new stock options to the officers and directors of CHST, all of which vested immediately and are exercisable for periods ranging from five to ten years, at exercise prices ranging from $.93 to $1.02 per share. On December 3, 2000, we granted 25,000 new stock options to an independent consultant of CHST, all of which vested immediately and are exercisable for a period of ten years, at an exercise price of $3.875 per share. We are generally permitted to issue additional shares of our capital stock with the approval of our Board of Directors and without the consent of CHST's shareholders.



          Dependence on Key Personnel and Need to Attract Qualified Management. Our success will depend largely upon CHST's management. While management has had previous experience in concession and restaurant operations, there can be no assurance that our operations will be successful. Sayed Ali, Chairman of the Board, President and Chief Executive Officer of CHST, has entered into a five-year employment agreement with CHST, which commenced on January 1, 1997. In the event of a loss of the services of Mr. Ali, CHST could be materially adversely affected because there is no assurance that CHST could obtain successor management of equivalent talent and experience.

CHST has obtained a $1,000,000 key man policy on Mr. Ali which CHST owns. Given our stage of development, we are dependent upon our ability to identify, hire, train, retain and motivate highly qualified personnel, especially management personnel which will be required to supervise our expansion into various geographic areas. There can be no assurance that we will be able to attract qualified personnel or that our current employees will continue to work for us. The failure to attract, assimilate and train key personnel could have a material adverse effect on our business, financial condition and results of operations.

         Highly Competitive Industry Dominated by Larger Competitors. We compete with certain national and several regional companies to obtain the rights from airport and other authorities to operate food, beverage, news, gift, merchandise and inflight catering concessions. The airport concession market is principally serviced by several companies which are significantly larger than CHST, including, but not limited to, Host Marriott Services, Inc., CA One Services, Concessions International, and Ogden Food Services. Each of these well established competitors possesses substantially greater financial, marketing, administrative and other resources than CHST. Many of our competitors have achieved significant brand name and product recognition. They engage in extensive advertising and promotional programs, both generally and in response to efforts by additional competitors to enter new markets or introduce new products. There can be no assurance that we will be able to compete successfully in our chosen markets.

          Dependence Upon Continuing Approvals from Government Regulatory Authorities. The food and beverage service industry is subject to various federal, state and local government regulations, including those related to health, safety, wages and working conditions. While CHST has not experienced difficulties in obtaining necessary government approvals to date, the failure to obtain and retain food licenses or any other governmental approvals could have a material adverse effect on the Company's operating results. Moreover, our failure to meet government regulations could result in the temporary closure of one or more of our concession facilities, restaurants or the food preparation center, any of which would have a material adverse impact on our financial condition and result of operations. In addition, operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar matters over which we have no control. We are also subject to federal and state laws, rules and regulations that govern the offer and sale of franchises.

         No Assurance of Enforceability of Trademarks. We utilize trademarks in our business and have registered our Creative Croissants(R) trademark. While we intend to file federal trademark registrations for certain of our other trademarks, we have not yet done so. There can be no assurance that we will be granted registration for such trademarks or that our trademarks do not or will not violate the proprietary rights of others, that our trademarks would be upheld if challenged or that we will not be prevented from using our trademarks, any of which could have a material adverse effect on us. Should we believe that our trademarks are being infringed upon by competitors, there can be no assurance that we will have the financial resources necessary to enforce or defend our trademarks and service marks.

         Seasonality. Because our airport concession business is dependent on pedestrian traffic at domestic airports, we experience some seasonality consistent with enplanements and general air traffic patterns. Accordingly, our revenues and income are generally expected to be lowest in the first quarter of the year and become progressively stronger through the fourth quarter, which includes the holiday travel periods.

          Control by Principal Shareholder. The principal shareholder of the

Company, Mr. Sayed Ali, beneficially owns approximately 20% of the outstanding shares of capital stock of CHST. Accordingly, Mr. Ali has significant influence over the outcome of all matters submitted to the shareholders for approval, including the election of directors of the Company.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the shares offered by the Selling Securityholders.

                             SELLING SECURITYHOLDERS

         The shares of Common Stock being offered by the Selling
Securityholders were issued to them in connection with various transactions. The Selling Securityholders include the following persons and entities who have acquired Common Stock, Warrants and Notes:

        - Seven individuals who acquired a total of 355,000 shares of our Common Stock for a purchase price of $1.00 per share in a private placement of Common Stock made by CHST in November 1999. The capital raised from that placement was utilized to pay default interest on the outstanding Notes, to pay for equipment costs at one of our new concession locations, and for general working capital.

        - A financial advisor who received (a) shares of Common Stock from the prior exercise of warrants, and (b) additional Warrants, in consideration for consulting services performed for CHST.



        - An individual who purchased $1,495,000 original principal amount of outstanding 12% Secured Convertible Notes dated December 21, 1998, from their original holder, and then converted them into 570,610 shares of Common Stock. This individual also purchased and holds 119,600 of the Warrants, the underlying shares of which are covered by this Prospectus.





        - An individual who purchased a total of 140,000 shares of our Common Stock for a purchase price of $.80 per share in a private placement of Common Stock made by CHST in July 1999. The capital raised from that placement was utilized for general working capital.




        - An institution that purchased $1,505,000 original principal amount of Notes in December 1998 and which (1) has converted $720,500 of principal amount of Note into 275,000 shares of our Common Stock, 1,050 of which are covered by this Prospectus, and
                (2) has sold the remaining $784,500 outstanding principal amount of Note to 15 purchasers (collectively, the "New Noteholders"), who may convert the Notes into shares of Common Stock at a conversion price of $2.62 per share. The shares issuable upon the conversion of the Notes are covered by this Prospectus as a result of the registration rights of the Noteholder. The
                Selling Securityholders include the New Noteholders.



        - Four individuals who exercised warrants previously granted to them in consideration for their services and assistance to CHST in obtaining the proceeds from the issuance of the 12% Secured Convertible Notes in December 1998.

        - The Noteholder that exercised 150,400 warrants to purchase Common Stock received by it in December 1998 in connection with providing the financing to CHST evidenced by the Notes. The Noteholder exercised those warrants in December 1999 on a "cashless" basis and as a result was issued 94,572 shares of Common Stock with the right to have them registered for free trading.

         The following tables set forth certain information with respect to each Selling Securityholder for whom we are registering securities for resale to the public. Beneficial ownership of the Common Stock by such Selling Securityholders after this offering will depend on the number of shares of Common Stock sold by each Selling Securityholder.


The following Selling Securityholders own outstanding shares of Common Stock:



                                                              NUMBER OF OUTSTANDING SHARES OFFERED
NAME OF SELLING SECURITYHOLDER                                         BY THIS PROSPECTUS
------------------------------                                ------------------------------------
Anthony So (1)                                                               50,000
John Stewart Jackson (1)                                                    105,000
Mark Anthony Hatsis (1)                                                     105,000
John and Virginia Blessom, as Joint Tenants (1)                               5,000
Curtiss M. McQueen (1)                                                        5,000
Gerdz Investment Limited Partnership RLLLP (1)                               85,000
David C. Olson (2)                                                           10,769
John Stewart Jackson (3)                                                    570,610
Mark J. Richardson (4)                                                      140,000
CapEx, L.P. (5)                                                              95,622
Gregory Fulton (6)                                                           14,664
Katie Johnson (6)                                                             3,665
Clarence Bixler (6)                                                             334
James Cohig (6)                                                               1,337



         The following Selling Securityholders hold Warrants or Notes and therefore have the right to acquire the number of shares indicated below, which are covered by this Prospectus:



                                                           NUMBER OF SHARES
                                                        ISSUABLE UPON EXERCISE
                                                            OF WARRANTS OR
NAME OF SELLING SECURITYHOLDER                           CONVERSION OF NOTES
------------------------------                       ---------------------------
David C. Olson (7)                                        120,000
John Stewart Jackson (8)                                  119,600
Robert R. Tomlinson (9)                                    10,047
Edward E. Bravo (9)                                        10,047
Thomas T. Vickers (9)                                      20,094
Christopher C. Serbousek (9)                                5,024
Matthew M. Pinard (9)                                      10,047
Mark Hatsis (9)                                            10,047
Mark Lemiex (9)                                            10,047
William Zulejkic (9)                                        5,024
Douglas Moreland (9)                                       40,189
Robert Deden (9)                                            5,024
Ronald Gotlin (9)                                           6,963
Bernard Korn (9)                                            5,024
Michelle Baere (9)                                          5,024
Allied Conservacy (9)                                      56,354
MSM Advisors (9)                                          100,472


(1) These individuals purchased the shares of Common Stock in a private placement in November 1999 for a purchase price of $1.00 per share.

(2) David C. Olson was issued 15,000 warrants to purchase up to 15,000 shares of CHST's common stock for an exercise price of $1.375 per share, in consideration for his assistance in facilitating our borrowing of $3,000,000 in December 1998 under the 12% Secured Convertible Notes.
        Mr. Olson exercised those warrants on a "cashless" basis and as a result was issued 10,769 shares of Common Stock in January 2000.

(3) John Stewart Jackson purchased $1,495,000 original principal amount of 12% Secured Convertible Notes from their original owner and converted them into 570,610 shares of Common Stock on December 29, 1999. The holder of those notes has demand registration rights, which are being satisfied by the inclusion of those shares of Common Stock in this Prospectus.



(4) Mark J. Richardson purchased these shares of Common Stock in a private placement in July 1999 for a purchase price of $.80 per share. Mr. Richardson is a partner of Richardson & Associates, legal counsel to CHST. Mr. Richardson owns a total of 140,000 shares of our Common Stock.





(5) CapEx, L.P., in connection with its purchase of the Notes in December 1998, was issued 150,400 warrants to purchase up to 150,400 shares of CHST's common stock for an exercise price of $1.48 per share. CapEx, L.P. exercised those warrants on a "cashless" basis on December 10, 1999 and as a result was issued 94,572 shares of Common Stock. The holder of those warrants has demand registration rights, which are being satisfied by the inclusion of those shares of Common Stock in this Prospectus.
        The shares on the table also include 1,050 shares issued to CapEx, L.P. as part of the conversion of $720,500 outstanding balance of Notes in January 2000. The other 273,950 shares issued to CapEx, L.P. from the conversion of those Notes have been included in a Form 144 filing made by CapEx, L.P. in February 2000.



(6) These individuals were issued a total of 40,000 warrants to purchase up to 40,000 shares of CHST's common stock for an exercise price of $1.48 per share, in consideration for their services in facilitating our borrowing of $3,000,000 in December 1998 under the 12% Secured Convertible Notes. In December 1999 they exercised 20,000 of the warrants. These individuals exercised those warrants on a "cashless" basis and as a result, were issued the number of shares of Common Stock indicated on the table.



(7) David C. Olson was issued these Warrants on November 19, 1999 in consideration for his financial advisory and consulting services to CHST. The Warrants are exercisable at any time until November 19, 2004 at an exercise price of $1.375 per share, and may be exercised on a "cashless" basis. The holder of these Warrants has demand registration rights, which are being satisfied by inclusion of them in this Prospectus. If they are exercised on a "cashless" basis, less than 120,000 shares of Common Stock would ultimately be issued.





(8) Mr. Jackson purchased 119,600 Warrants from third party holders in December 1999 at approximately the same time as he purchased $1,495,000 original principal amount of Notes. These Warrants give Mr. Jackson the right to purchase up to 119,600 shares of our Common Stock for a purchase price of $1.48 per share until December 21, 2003, and may be exercised on a "cashless" basis. The shares issuable upon the exercise of these Warrants are covered by this Prospectus. If they are exercised on a "cashless" basis, less than 119,600 shares of Common Stock would ultimately be issued.





(9) These New Noteholders purchased an aggregate of $784,500 outstanding principal amount of Notes from CapEx, L.P. pursuant to which they have the right to convert the Notes into a total of 299,427 shares of our Common Stock, which are covered by this Prospectus. We expect that the New Noteholders will convert their Notes into our Common Stock, although we have not received any conversion notices to date. There is no assurance that the Notes will be converted.


                              PLAN OF DISTRIBUTION

         Sales of the shares of Common Stock by the Selling Securityholders may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the shares of Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both. Such compensation as to a particular broker-dealer might be in excess of customary commissions.

         The Selling Securityholders and any broker-dealers that act in connection with the sale of the shares of Common Stock as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions received by them and any profit on the resale of the shares of Common Stock earned by them as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities under the Securities Act. The Company will not receive any proceeds from the sale of the shares of Common Stock.

         The shares of Common Stock are offered by the Selling Securityholders on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. We have agreed to pay all expenses incurred in connection with the registration of the shares offered by the Selling Securityholders except that the Selling Securityholders are exclusively liable to pay all commissions, discounts and other payments to broker-dealers incurred in connection with their sale of Common Stock.

            LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS

         Under the California Corporations Code and CHST's Amended and Restated Articles of Incorporation, our directors will have no personal liability to CHST or its shareholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law,
(ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

         The effect of this provision in CHST's Amended and Restated Articles of Incorporation is to eliminate the rights of CHST and its shareholders (through shareholder's derivative suits on behalf of CHST) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through

(vi) above. This provision does not limit nor eliminate the rights of CHST or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, CHST's Restated Articles of Incorporation provide that if California law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The California Corporations Code grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. CHST's Bylaws provide for indemnification of such persons to the full extent allowable under applicable law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling CHST pursuant to the foregoing provisions, CHST has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  LEGAL MATTERS

         The validity of the Common Stock being offered hereby will be passed upon by Richardson & Associates, 1299 Ocean Avenue, Suite 900, Santa Monica, California 90401.

                                     EXPERTS

         The financial statements and the related supplemental schedules incorporated in this Prospectus by reference from CHST's Annual Report on Form 10-KSB for the year ended December 31, 1998 have been audited by Stonefield Josephson, independent certified public accountants, as set forth in their report appearing with the financial statements, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No dealer, salesman or any other person
has been authorized by CHST to
give any information or to make any
representations other than those
contained in this Prospectus in
connection with the offering made
hereby, and if given or made, such
information or representations may not
be relied upon. The Prospectus does not
constitute  an  offer  to  sell  or  the       CREATIVE HOST SERVICES, INC.
solicitation  of an  offer  to  buy  any
securities other than those specifically                  [LOGO]
offered hereby or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer or sale would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of CHST since the dates as of which information is furnished or since the date of this Prospectus.

            -----------------                     -------------------------
                                                         PROSPECTUS
                                                  -------------------------


            TABLE OF CONTENTS

                                    Page

ADDITIONAL INFORMATION..................2

INCORPORATION OF CERTAIN DOCUMENTS BY
REFERENCE...............................2

RISK FACTORS............................3

USE OF PROCEEDS.........................7

SELLING SHAREHOLDERS....................7               March 8, 2000

PLAN OF DISTRIBUTION....................8

LIMITATION ON LIABILITY AND
INDEMNIFICATION OF DIRECTORS............9

LEGAL MATTERS..........................10

EXPERTS  ..............................10

======================================== =======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses Of Issuance And Distribution

         The following table sets forth the expenses, other than any underwriting discounts or commissions, payable in connection with the distribution of the shares being registered. All expenses incurred are in connection with the registration. All amounts shown are estimates except for the SEC registration fee.



                  SEC Registration Fee                   $  3,444.28
                  NASDAQ Listing Fee                     $      0
                  Blue Sky Fees and Expenses             $      0
                  Printing and Engraving Expenses        $  5,000
                  Accounting Fees and Expenses           $  2,000
                  Legal Fees and Expenses                $ 17,000
                  Registerar and Transfer Agent's Fees
                  and Expenses                           $  2,000
                  Miscellaneous Expenses                 $  1,000
                                                         -----------
                           Total                         $ 30,444.28
                                                         ===========



ITEM 15.  Indemnification Of Directors And Officers

         Under the California Corporations Code and the Company's Amended and Restated Articles of Incorporation, the Company's directors will have no personal liability to the Company or its shareholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

         The effect of this provision in the Company's Amended and Restated Articles of Incorporation is to eliminate the rights of the Company and its shareholders (through shareholder's derivative suits on behalf of the Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through
(vi) above. This provision does not limit nor eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Restated Articles of Incorporation provide that if California law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The California Corporations Code grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. The Company's Bylaws provide for indemnification of such persons to the full extent allowable under applicable law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16.  Exhibits

               4.1  Specimen Certificate for Common Stock(1)

               4.2  Warrant for $1.375 Warrants (Warrant Certificate)

               4.3 12% Secured Convertible Note and Indenture dated December 21, 1998(2)

               5.1  Opinion of Richardson & Associates

               23.1 Consent of Richardson & Associates (contained
                    in Exhibit 5)

               23.2 Consent of Stonefield Josephson, independent accountants

               24   Power of Attorney (contained on signature page)

------------------

(1) Incorporated by reference from the exhibits included with the Company's Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934 on Form 10-KSB filed with the SEC for fiscal year ended December 31, 1997.

(2) Incorporated by reference from Exhibit 4.4 included with the Company's Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934 on Form 10-KSB filed with the SEC for fiscal year ended December 31, 1998.

ITEM 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
         Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described under Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereto duly authorized, in the City of San Diego, State of California, on March 8, 2000.


                                         CREATIVE HOST SERVICES, INC.

                                         By:   /s/  SAYED ALI


                                            -----------------------------------
                                             Sayed Ali, President


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sayed Ali, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          Signature                        Title                    Date

/s/ SAYED ALI                    President, Chief Financial     March 8, 2000
------------------------------   Officer and Director
Sayed Ali

/s/  BOOKER T. GRAVES*           Director                       March 8, 2000
------------------------------
Booker T. Graves

/s/  JOHN P. DONOHUE, JR.*       Director                       March 8, 2000
------------------------------
John P. Donohue, Jr.

/s/  CHARLES B. RADLOFF*         Director                       March 8, 2000
------------------------------
Charles B. Radloff



*By Sayed Ali as Attorney-in-Fact.